Exhibit 99.1

Innovation. Experience. Performance.

NEWS RELEASE

 LOUIS J. GRABOWSKY APPOINTED TO THE

BOARD OF DIRECTORS OF CAMBREX CORPORATION

East Rutherford, NJ – November 5, 2015 – Cambrex Corporation (NYSE: CBM, “Cambrex”)  announced today that on November 2, 2015, Louis J. Grabowsky, age 64, was appointed to the Company’s Board of Directors for a term expiring on the date of its 2016 annual meeting and will serve on the Board’s Audit Committee.  Mr. Grabowsky’s appointment increases the size of the Board to nine members until William Korb’s retirement following the Company’s April 2016 Annual Meeting of Stockholders.

Chairman of the Board, Shlomo Yanai, commented, "We are excited to have Lou join Cambrex's Board of Directors.  He has enjoyed a distinguished career at one of the world’s leading independent audit, tax and advisory firms and his appointment further strengthens our financial and operational experience on the Board.  I am confident that he will make significant contributions to our company.”

Mr. Grabowsky is a co-founder and principal of Juniper Capital Management, a financial sponsor that provides capital to high-growth potential but under-resourced entrepreneurial companies based in the United States.

Prior to founding Juniper Capital Management, Mr. Grabowsky was a partner with Grant Thornton LLP. Before his retirement from Grant Thornton in 2014, Mr. Grabowsky served as the Chief Operating Officer of the U.S. firm from 2009 to 2013. In that role, Mr. Grabowsky oversaw the execution of the firm’s strategy through each of the businesses and geographies. The U.S. operations of Grant Thornton included over 6,500 personnel with net revenues approximating $1.3 billion.

Before becoming Chief Operating Officer, Mr. Grabowsky held several leadership roles at Grant Thornton. From 2006 until 2009, he served as Managing Partner for the Central Region and was responsible for the day-to-day operations of eight offices across four states. From 2003 to 2006, Mr. Grabowsky led the Dallas, Texas office and was also a member of the firm’s Partnership Board.

Prior to joining Grant Thornton, Mr. Grabowsky served for a total of 27 years in various positions with Arthur Andersen LLP, including 17 years as a partner.

Currently, Mr. Grabowsky is a member of the board of directors of Griffon Corporation (NYSE: GFF), ClubCorp Holdings, Inc. (NYSE: MYCC) and several civic and charitable organizations.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Contact:	Stephanie LaFiura
Investor Relations Associate
Phone:	201.804.3037
Email:	stephanie.lafiura@cambrex.com

# # #